Exhibit 10.4

EXTENSION TO CONSULTING AGREEMENT

Pursuant to the terms of the second paragraph of Appendix A to that certain Consulting Agreement, dated as of April 1, 2009 (effective as of May 1, 2006), by and between Brainsway, Inc., having its principal place of business at 19 Hartom Street, Jerusalem (the “Company”), and Professor Avraham Zangen (the “Consultant”) (the “Consulting Agreement”), the Company and Consultant hereby extend the term of the Consulting Agreement, effective from April 1, 2011 through December 31, 2011, subject to the right of either party to earlier terminate the Consulting Agreement pursuant to the terms of Section 5 thereof. Other than the termination date thereof, all other terms and conditions of the Consulting Agreement shall remain unmodified hereby and in full force and effect.

In accordance with the requirements of Appendix A of the Consulting Agreement, the parties have obtained the prior written consent of the Vice President of the Institute for Technology Transfer of the Weizmann Institute of Science (the “Vice President for Technology Transfer”) to the extension of the Consulting Agreement, which is attached hereto as Annex A.

Each of the parties agrees that the Consulting Agreement may be further extended, subject to receipt of the prior written consent of the Vice President for Technology Transfer to such further extension.

This Extension to Consulting Agreement shall be governed by and construed in accordance with the laws of the State of Israel (excluding conflicts of law principles).

IN WITNESS WHEREOF, the undersigned parties have entered into this Extension to Consulting Agreement effective as of April 1, 2011.

BRAINSWAY, INC.	/s/ Avraham Zangen
PROFESSOR AVRAHAM ZANGEN
By: /s/ Uzi Sofer
Name: Uzi Sofer
Title: Chief Executive Officer

ANNEX A
LETTER FROM THE VICE PRESIDENT OF TECHNOLOGY TRANSFER

(See attached)

[Weizmann Institute of Science Letterhead]
Dr. Boaz Avron
Academic Secretary

April 11, 2011

To: Professor Abraham Israel Zangen, Neurobiology

Re: Consultancy Approval Request

Your external consultancy request that was received by our office on April 11, 2011 is approved, for the period of April 1, 2011 through December 31, 2011, in the company Brainsway.

Please:	(a)	contact the Academic Affairs Office for a new approval in the event that any agreed terms change.

(b)
confirm that you are aware of the terms that bind all scientists of the Institute as described in the booklet— Rules of Intellectual Property and Conflict of Interests. These terms are intended first and foremost to protect you and the Institute in respect of your relationship with commercial entities.

In addition to the terms mentioned above, we hereby attach a summary of principles for all scientists granted consulting approval, as set by the Vice President of Technological Applications.

Sincerely, /s/ Boaz Evron Boaz Evron

       Copy:           Professor Raphael Malach, Head of Neurobiology Department

[Weizmann Institute of Science Letterhead]

Vice President for Technology Transfer

Information Page for Scientists Receiving Consulting Approval

The information presented below is concise and shortened, and is intended for convenience proposes only.  The full terms are specified in the booklet— Rules of Intellectual Property and Conflict of Interests.

Those terms are obligating at all times, and in the case of any inconsistency between anything stated in this information page and those terms, those terms shall prevail.

1.
A scientist must remain entirely faithful to the Institute at all times.  As a result, he must avoid, in the context of the work that he performs pursuant to the approval that he receives and in spite of such approval, any action, including consulting, which may reasonably be foreseen to result in any damage to the Institute’s interest.

2.	A scientist must keep strictly confidential any information and knowledge in respect of the Institute’s activities in all of its research fields and anything related to them.

3.
There is a strict obligation on the part of the scientist to report to the Institute concerning any potential damage to the Institute’s interests which become known to him in any manner over the course of his work outside of the Institute.

4.	No intermingling of any sort may be made between the scientist’s research work at the Institute and his external activities pursuant to the approval that he received.

5.
Any transfer to the service recipient of information or knowledge that is intellectual property is strictly prohibited, unless approved explicitly in the approval granted, and, even then, it may be transferred subject to the approved terms only.

6.
No change may be made to the field of external activity provided to the recipient of services or to the nature of the compensation received from the recipient of services in respect of the external services provided in accordance with the approval unless such a change is approved in renewed fashion, in advance and explicitly.

7.	No use or mention of the Institute’s name may be made in the external activity.

8.
The approval provided to the scientist is limited to the term specified therein.  Towards the end of that term, the approval needs to be renewed via a request submitted to the Vice President of Technological Applications.  The continuation of external activity is prohibited without an approval that is in effect.

CONSULTING AGREEMENT

This Consulting Agreement is made on April 1, 2009 between Brainsway Inc., a company organized under the laws of the state of Delaware, U.S.A, having its principal place of business at Hartom 19, Jerusalem (the “Company”), and Dr. Avraham Zangan (the “Consultant”).

This Agreement shall apply retroactively as of the date of commencement of Consultant’s engagement with the Company (i.e. May 1, 2006).

WHEREAS	the Company engages in the development and production of transcranial magnetic stimulation apparatus and therapies for the treatment of depression, addictions and certain brain deficiencies and/or malfunctions;

WHEREAS	certain technology was licensed to the Company under a Research and License Agreement between the Company and Yeda Research and Development Co. Ltd. (“Yeda”), the commercial arm of the Weizmann Institute of Science (the “Institute”), dated: June 2, 2005 (the: “R&L Agreement”), all as more fully specified in the R&L Agreement;

WHEREAS	The Consultant is a scientist at the Institute and therefore has prior obligations and commitments to the Institute.

WHEREAS	The Company desires to engage the services of the Consultant for rendering certain consulting services in a pre-defined field, and Consultant agrees to provide such consulting services to the Company as an independent contractor, under the terms and conditions contained set herein.

THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS

1.
Performance of Services. The Consultant agrees to perform the services for the Company and Brain Research and Development Services Ltd. (“Brainsway”) and Brainsway Ltd (The Company’s controlling shareholder “Brainsway Israel”) as described in Appendix A (the “Services”) during the period specified in Appendix A, unless sooner terminated as provided in this Agreement. Subject to terms and conditions of this Agreement, the Consultant will be paid for those Services ordered and approved by Company as described in Appendix A.

2.
Payment: Reporting. The Consultant agrees to submit to the Company monthly invoices with a brief description of the work performed, total time expended and amounts due to the Consultant at the end of each month. The Company shall pay such invoices within 30 days of the end of the month the invoices were actually received. The Consultant shall perform the Services for the benefit of the Company which performance shall not exceed one working day per week. The parties hereby agree that in any event the Consultant may not use the Institute facilities and shall not engage any other Institute’s personnel in the provision of his Services to the Company.

3.
Confidential Information. The Consultant agrees that the results of the Services and all information furnished to the Consultant by the Company concerning Company, its products or activities, including without limitation the terms of the Consultant’s compensation under this Agreement, will be subject to the Consultant’s Nondisclosure Undertaking, attached hereto as Appendix B.

For the avoidance of doubt, New Information (as defined in clause 4 below) vests and shall vest in Yeda only and do not constitute Confidential Information of the Company.

4.	Property Rights.

The parties acknowledge and agree that all right, title and interest in and to all and any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature which the Consultant may, solely or jointly, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the performance of the Services under this Agreement (the: “New Information”), vest and shall vest in Yeda subject to the provisions of this clause 4. The Consultant undertakes to provide the company, under an adequate non-disclosure-agreement in the form attached hereto as Appendix C, with a detailed notice describing any New Information discovered by him.

Ref. : 09-2595-08-26	No. : 103761_004 |

In the event that by operation of law, by contract or otherwise the Company and/or any employees and/or contractors and/or collaborators and/or consultants of the Company who are co-inventors (if any) (or any assignees of any of the aforementioned parties) shall have any rights in and to any New Information, the Company undertakes, and the Consultant undertakes to procure that, forthwith upon Yeda’s request, all such rights are assigned and transferred to Yeda. It is hereby clarified that with respect to inventors who are not employees of the Company the Company will make all reasonable efforts to secure the assignment and transfer of such third party’s rights to Yeda .

New Information needed for the development, manufacture, production, and sale of Products as defined in the R&L Agreement (“Relevant NI”), shall be deemed, for all intents and purposes, to be part of the Licensed Information within the meaning of such term in the R&L Agreement and shall be governed by the terms and conditions of the R&L Agreement subject to such consequential amendments to the said R&L Agreement as may be required such that the Relevant NI shall also be deemed to be License Information as defined under the R&L Agreement.

For the avoidance of doubt, should the Company fail to secure the transfer of any third party’s rights in the New Information to Yeda as aforesaid, then the Relevant NI which is jointly owned (“Joint Relevant NI”) shall be included in the Licensed Information only to the extent Yeda, as a co owner of such Joint Relevant NI, shall be legally able to do so and only with respect to Yeda’s rights in the said Joint Relevant NI.

It is also hereby clarified that in case Joint Relevant NI shall be included in the Licensed Information it shall be governed by the terms and conditions of the R&L Agreement including, inter alia, the provisions of clause 9 (Royalties), subject to such consequential amendments to the said R&L Agreement as may be required such that the Relevant NI shall also be deemed to be License Information as defined under the R&L Agreement. The provision of this clause shall be deemed a contract for the benefit of Yeda, as a third party, and accordingly shall be enforceable against the parties by Yeda.

5.
Termination. The Company may terminate this Agreement for any reason, upon thirty (30) days prior written notice to the Consultant. The Consultant may terminate this Agreement for any reason, upon one hundred and eighty (180) days prior written notice to the Company. In addition, the Consultant may terminate this Agreement upon thirty (30) days prior written notice to the Company following the first anniversary of the signature hereof, in the event that the Consultant is instructed to do so by the Institute. In the event of termination, the Company’s sole liability shall be limited to the payment for the Services actually provided until such termination. The provisions of Sections 3, 4 and 7 shall survive the termination of this Agreement for any reason.

6.
Conflicts of Interest. Subject to the Consultant’s obligations towards the Institute and without derogating wherefrom, the Consultant certifies that (i) it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof, and (ii) it will not, during the term of this Agreement, compete in any manner, directly or indirectly, with the business of the Company or provide any services to any third party which competes with the Company.

7.	Status of the Consultant, Insurance and other Compliance.

a.
The Consultant shall be solely responsible for payment of its taxes and payment of its employees and independent contractors, including payment of applicable Social Security, Health Insurance and other legal requirements. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee relation between the Company and the Consultant.

b.	At all times the Consultant shall comply with all and any applicable law and regulation.

Ref. : 09-2595-08-26	No. : 103761_004 |

c.
For the avoidance of doubt, the Consultant hereby waives any claim and/or demand regarding Consultant’s compensation, status and/or Insurance with regard to the services provided by the Consultant to the Company and/or to Brainsway and/or to Brainsway Israel prior to the commencement date of this Agreement, Further, the Consultant hereby declares that the he had received from the Company full remuneration for past provided services. Nothing in this sub-clause c shall be construed as a waiver and/or reduction of any of Yeda’s rights according to clause

8.
No Assignment. Neither party shall assign or transfer this Agreement without the prior written consent of the other party and the prior written consent of the Vice President of the Institute for Technology Transfer, and any such prohibited assignment or transfer shall be null and void.

9.
Default. If a default occurs, the non defaulting party may terminate this Agreement and/or may exercise any other remedy available to it under law. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy. The defaulting party agrees to pay the non defaulting party’s reasonable expenses, including attorney fees, incurred in enforcing its rights under this Agreement. No waiver by a party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

10.
The Company shall not mention the name of the Institute and/or Yeda and/or any of their employees, including, without limitation, in any advertising publication, promotional material, private placement memoranda, public offering registration statements and the like, without the Institute’s prior written consent thereto being obtained (except mentioning the Consultant’s academic affiliation).

11.
Unless explicitly written herein, nothing in this Agreement shall be deemed to grant to the Company any rights with respect to any research performed at the Institute by the Consultant alone or together with others as a consequence and/or during the period of his employment at the Institute.

12.	It is hereby explicitly agreed that the provisions of this Agreement may not, by any way, prevent the Consultant from being engaged in any academic and/or related activities at the Institute.

13.
The Company hereby declares that it has fully read the letter from the Vice President to the Consultant attached hereto as Appendix D (the: “Letter”), understood its terms and conditions, and undertakes to fully comply therewith. Moreover, the Company acknowledges that in any case of a conflict between the provisions of this Agreement and the terms and conditions of the Letter, the terms and conditions of the Letter shall prevail.

14.	General.

a.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel (excluding conflicts of law principles). The parties hereby irrevocably submit to the exclusive jurisdiction of the appropriate Courts in Tel- Aviv, Israel in any suit, action or proceeding pertaining to this Agreement. This Agreement and its Appendices constitutes the complete and exclusive statement of the agreement between the parties concerning the subject matter of this Agreement and supersedes any and all agreements either oral or written between the parties hereto with respect to the matter hereof.

b.
In the event that any of the provisions contained in this Agreement are held not to be enforceable, the remainder of this Agreement shall be enforceable in accordance with its terms. Provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

c.
The failure by any party to exercise any right hereunder shall not operate as a waiver of such party’s right to exercise such right or any other right in the future. No representation or promise relating to and any amendment of this Agreement shall be binding unless it is made in writing and signed by both parties.

Ref. : 09-2595-08-26	No. : 103761_004 |

d.
Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, by fax or by registered mail, postage prepaid with receipt acknowledgement. Mailed or faxed notices shall be addressed to the parties at the addresses appearing in the preamble paragraph of this Agreement, but each party may change such address by written notice to the other party in accordance with this paragraph. Notices delivered personally or by fax will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

e.
The parties acknowledge and agree that in the event they wish, at any time in the future, to amend this Agreement and/or its Appendixes, they shall not do so without the prior written approval of the Vice President of the Institute for Technology Transfer.

15.
Conflicts. The Company and Consultant warrant that in any case of conflicts between any of the provisions set forth in this Agreement and the provisions of the R&L Agreement, the provisions of the R&L Agreement shall prevail.

16.
The Company acknowledges (such acknowledgement being for the benefit of and enforceable by Yeda and the Institute, as applicable) that: (i) nothing in this Agreement shall derogate in any way from the provisions of the R&L Agreement; and (ii) Consultant is entering into this Agreement in his personal capacity only and nothing contained herein shall be construed as creating or imposing any obligations or liability of whatsoever nature on Yeda or the Institute.

17.
This Agreement shall become effective with respect to the Company, only subject and following the receipt of all required approvals by the applicable organs of the Company as required under applicable law including approval by the shareholders of the Company.

Brainsway, Inc.		Dr. Avraham Zangan

Authorized Signature:

Printed Name/Title:	Uzi Sofer - C.E.O.

Ref. : 09-2595-08-26	No. : 103761_004 |

APPENDIX A

DESCRIPTION OF SERVICES: (Attach additional sheets if necessary)
The Consultant shall perform the duties of a special consultant to the Company in the field of neurobiology and DEEP TMS (the: “Field”). Such services shall include: reading scientific literature on brain stimulation and providing reports based on this literature, consulting on the design of experiments based on such literature, interpretation of results related to brain stimulation studies.

COMMENCEMENT DATE OF SERVICES: 1.5.2006

The term of the Consulting Agreement shall be as of the Commencement Date of Services until two (2) years following the date of signature of the Consulting Agreement, unless earlier terminated by either party pursuant to Section 5 of the Consulting Agreement. It is hereby agreed however that the parties may decide to prolong the term of this Agreement by signing an extension, subject to the receipt of the prior written consent of the Vice President of the Institute for Technology
Transfer

DESCRIPTION OF CONSULTANT’S PAYMENT: (Attach additional sheets if necessary)

The Consultant shall be entitled to receive from the Company as of April 1st, 2009 a monthly global payment in the amount of NIS 15,550 + VAT. It is hereby clarified that the increase of the monthly global payment following 1.4.2009 does not grant Consultant any right or claim with respect to the period prior to such date.

The Consultant shall also be entitled to receive a car of Group 1 the cost of which shall be fully paid by the Company (including applicable taxes – if any).

Ref. : 09-2595-08-26	No. : 103761_004 |

APPENDIX B
UNDERTAKING

    This Undertaking (the “Undertaking”) is made as of this 1 day of APRIL 2009 by Dr. Avraham Zangan (I.D. No ______________________), an individual residing at _________________________________ (hereinafter the “Recipient”) an Israeli citizen.

WHEREAS,	Company and the Recipient, have entered into a Consulting Agreement with respect to the provision of services (the “Services”) to which this Undertaking is attached (the “Agreement”); and

WHEREAS	Company may disclose Proprietary Information (as defined below) to Recipient; and

NOW, THEREFORE, Recipient undertakes as follows:

1.
“Proprietary Information” shall mean all information with respect to the Company’s and Brain Research and Development Services Ltd.(“Brainsway”), and Brainsway Ltd., the Company’s controlling shareholder (“Brainsway Israel”) past, current and future business (in written, oral, electronic form or in any other form) that is disclosed in furtherance of the Services.

2.
Proprietary Information shall include, without limitation, business, financial, sales, marketing and technical information, software, demonstration programs, routines, algorithms, computer systems, techniques, documentation, designs, procedures, formulas, inventions, improvements, concepts, records, files, memoranda, reports, drawings, plans, price lists, customer lists, and/or the like.

3.	Recipient agrees to hold in confidence the Proprietary Information, and to refrain from copying, distributing, disseminating or otherwise disclosing the Proprietary Information to anyone.

4.
Recipient undertakes not to use the Proprietary Information or any derivatives thereof (e.g., analyses or reports) in any form for any purpose other than the Services, and not to sell, grant, make available to, or otherwise allow the use of the Proprietary Information by any third party, directly or indirectly, except as expressly permitted herein.

5.	Promptly upon the request of the Company (to the extent of such request), Recipient shall:
(a)	return to the Company any document or other material in tangible form in its possession being part of the Proprietary Information; and/or as requested by the Company; or
(b)	destroy any document or other material in tangible form that contains Proprietary Information and confirm such destruction in writing to the Company.

6.	Without derogating from any right or remedy of the Company under the Agreement, all rights, title and interest in and to the Proprietary Information shall be and shall remain vested in Company.

7.
All right, title and interest in and to all and any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature which the Consultant may, solely or jointly, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the performance of the Services under the Consulting Agreement vest and shall vest in Yeda Research and Development Company Ltd. (“Yeda”), and shall be subject to the terms and conditions of clause 4 of the Consulting Agreement.

Ref. : 09-2595-08-26	No. : 103761_004 |

8.	The confidentiality obligations of Recipient regarding the Proprietary Information shall not apply to such Proprietary Information, which the Consultant can prove that it:
a.	becomes public domain without fault on the part of Recipient or Consultant; or
b.	is previously known to Recipient without an obligation to keep it confidential, as can be substantiated by written records; or
c.	is expressly released in writing by the Company;
d.	subsequently furnished to the Recipient, without any confidentiality and/or use restrictions, by a third party without breaching a confidential obligation towards the Company; or
e.
required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided however, that (a) such disclosure is made only to the extent legally required; and (b) the Company is provided with prior written notice of such legal requirement and with the opportunity to oppose the disclosure or obtain a protective order; or

f.	is independently developed by the Recipient and/or by any other scientist in the Institute without resort of the Proprietary Information; or
g.	reflects information and data generally known in the industries or trades in which the Company operates.

9.	Recipient undertakes to take strict safeguards and measures in order to secure the confidentiality of the Proprietary Information.

10.	All the obligations under this Undertaking shall be in full force and effect for a period of two years after the termination of the Consulting Agreement.

11.
Recipient acknowledges that its breach of this Undertaking shall cause the Company an extensive and irreparable harm and damage, and agrees that the Company shall be entitled to injunctive relief to prevent the breach of this Undertaking, in addition to any other remedy available to under applicable law.

12.
This Undertaking may be modified only by a written instrument signed by both Recipient and the Company, subject to the receipt of the prior written approval of the Vice President of the Institute for Technology Transfer.

13.
If, however, any provision of this Undertaking is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Undertaking, but rather the entire Undertaking shall be construed to achieve the purpose of such provision to the maximum legal extent.

14.
This Undertaking shall be governed by and construed under the laws of the Israel, without giving effect to such laws’ provisions regarding conflicts of law and the sole and exclusive place of jurisdiction in any matter arising of or in connection with this Undertaking shall be the applicable courts in Tel Aviv, Israel.

IN WITNESS WHEREOF, Recipient has executed this Undertaking as of the date first stated above, _______________________

Ref. : 09-2595-08-26	No. : 103761_004 |

APPENDIX C
Non -Disclosure-Agreement (template)

NON-DISCLOSURE AGREEMENT

Rehovot, Israel, effective as of 1/4, 2009

BETWEEN

Brainsway Inc.

of _______________________
(“Recipient”)

and

YEDA RESEARCH AND DEVELOPMENT CO. LTD.,
at the Weizmann Institute of Science, Rehovot, Israel
(“YEDA”)

Recipient is interested in obtaining information from YEDA relating to ___________________________ (YEDA’s Ref.: ____________________) including {patents _______________}, {patent applications _______________} (YEDA’s docket/s no. ___________________] (“the Confidential Information”), for the sole purpose of studying the Confidential Information internally; and

YEDA is entitled and willing to make the Confidential Information available to Recipient solely for the said purpose and under the terms and conditions hereinafter set forth:

1.
“Confidential Information” shall include any documents, patent applications, materials, models, marketing, financial and investment plans, contacts, advice, recommendations, drawings, plans, diagrams, specifications, technical material, techniques, compounds, compositions, substances, seeds or any other physical matter in any way containing, representing or embodying any of the aforegoing or any other information given, whether verbally, in written or other form, by or on behalf of YEDA to Recipient, and that directly relate to__________ (YEDA’s Ref.:_______________).

2.	Recipient undertakes to use the Confidential Information only for the purpose of this Agreement.

3.
Recipient undertakes to treat and maintain in strict confidence and secrecy, the Confidential Information including any aspect thereof that may have been disclosed prior to the signature hereof, and to make such information available only to those of its employees and/or consultants who need to have access to it for the purpose of this Agreement, provided that such employees and/or consultants are bound by a confidentiality undertaking not less stringent than this Agreement.

4.	Recipient’s undertakings and obligations under clause 3 above shall not apply to any part of the Confidential Information for which the Recipient proves:

4.1. that it was known to Recipient prior to disclosure thereof by YEDA;
         4.2.     that it was obtained by the Recipient from a third party who is free to disclose it;
that it was generally available to the public prior to disclosure by YEDA, or becomes generally available to the public after such disclosure (other than as a result of the breach by the Recipient of its obligations hereunder).

Ref. : 09-2595-08-26	No. : 103761_004 |

5.	This Agreement shall not by implication or otherwise be construed as a grant of a license or as an obligation to grant a license or any other right to the Recipient.

6.	No warranty of any kind is being provided with respect to the Confidential Information including any warranty of accuracy, completeness and/or non-infringement.

7.
Disclosure of Confidential Information under this Agreement is not intended to, and shall not be deemed or considered in any way, a waiver or renouncement by YEDA of its rights under any applicable privilege including, but not limited to, attorney-client privilege.

8.	This Agreement shall be terminated upon the expiry of the earlier of:

8.1. 12 months from the effective date of this Agreement; or
8.2. Receipt of 14 days’ written notice by YEDA to Recipient, at any time.

Upon termination, Recipient will cease all study, evaluation or other examination of YEDA’s Confidential Information and the Confidential Information shall be returned to YEDA or destroyed upon YEDA’s request.

9.	Notwithstanding termination of this Agreement Recipient’s confidentiality obligations under this Agreement will continue for 5 years from the date of disclosure of the Confidential Information.

10.	The rights of the parties shall inure to, and the obligations hereunder shall be binding on the legal successors and assigns of the parties to this Agreement.

11.	The law of Israel shall govern this Agreement for all purposes excluding the choice of law provisions.

12.
Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid to the respective addresses of the parties set out above.

13.	This Agreement contains the entire agreement of the parties relating to its subject matter and supersedes all prior or contemporaneous oral or written agreements.

14.	This Agreement may not be amended except by mutual written agreement of the parties.

Brainsway Inc.	Yeda Research and Development Co. Ltd.

Signature: ____________________________	Signature: ________________________________

Name: ______________________________	Name: ___________________________________

Position: ____________________________	Position: _________________________________

Date: _______________________________	Date: ____________________________________

Ref. : 09-2595-08-26	No. : 103761_004 |

APPENDIX D

A letter from the Vice President for Technology Transfer

Ref. : 09-2595-08-26	No. : 103761_004 |

Weizmann Institute of Science
P.O.B. 26
Rehovot 76100, Israel
Phone: 972-8-9343899
Fax: 972-8-9344153

Office of the Vice President
For Technology Transfer

March 29, 2008

Dr. A. Zangen
Department of Department of Neurubiology
Weizmann Institute of Science

Dear Dr. Zangen,

Re:	Your request for approval to serve as a consultant at Brainswavs Ltd., Brain Research and Development Services Ltd. and Brainsway Ltd. (collectively, the: “Company”)

While realizing that consulting commercial bodies may create a conflict of interest, the Weizmann Institute of Science (the “Institute”) wishes to enable its scientists to engage in such activities, for their own benefit as well as the benefit of society in general. It should, however, be stressed that the scientist’s primary commitment is to his/her research, academic coworkers (students and PostDocs in particular) and the Institute. Thus, further to your request to provide consulting services to the Company for a period of two years. I would like to make the following clarifications, all in accordance with the Institute’s Rules of Intellectual Property and Conflict of Interests (2001) (the: “IP Rules”):

1.	During your future engagement at the Company, you will only be entitled to provide scientific consultancy services to the Company in the field of: neurobiology and DEEP TMS (the: “Field”).

2.	Your Services to the Company:

(a) must not prevent the fulfillment of your duties and obligations to the Institute:

Ref. : 00-1-08-11492	No. : 102453-002

	(b)	must not exceed one working day per week;

	(c)	must not overlap with your activities at the Institute;

	(d)	must not involve the use of the Institute’s facilities and/or personnel (other than yourself);

3.
As a scientist of the Institute, you have a commitment of loyalty to the Institute. Accordingly, you must refrain from any activity of any kind, type, nature or description whatsoever, which may cause, directly or indirectly, any conflict of interest with the Institute’s activities, even if such activities were intended to be part of the Services. Should such conflict of interest arise or be brought to your knowledge, you are required to immediately make a full written disclosure to me as Vice President for Technology Transfer of the Institute (the: “VP”) regarding same and to refrain from any related activity until the VP’s prior written consent is granted.

4.
As mentioned in paragraph 1 above, your Services to the Company are restricted to the provision of scientific consultancy services only and the permission to provide such services is granted on that express condition. Accordingly, I wish to clarify that you are not permitted to provide any other services or perform any other activity of any kind, with or without consideration, to or for or at the request of the Company (including, for example, participation in commercial negotiations or participation in or assistance with legal and other formal proceedings, whether by way of giving expert opinions, affidavits or any other evidence or submissions in such negotiations or proceedings or otherwise), even if such service or other activity is related to the Services, unless you are obliged to do so by order of a competent court or other competent official authority. Upon receipt of any such order, you must provide the VP with a copy thereof and any information relating thereto that shall be requested.

5.
Please note that you must obtain the prior approval of the VP to the proposed consulting agreement with the Company (the: “Agreement”) and provide the VP with all pertinent documents relating thereto. This letter must be annexed to the Agreement, and the Company should acknowledge and declare in the Agreement that it has read this letter, understood its terms and conditions, and undertakes to fully comply therewith. You must consult with the VP and obtain the VP’s approval for any amendment and/or addition to such Agreement together with all pertinent documents, and for any extension of your engagement period (beyond two years). Moreover, according to the IP Rules, it is hereby agreed that the VP’s current approval is only limited to one year of engagement (as of the signature date) and therefore you must obtain the VP’s approval for the following year of engagement. Should the VP instruct you to do so (according to the IP Rules), you must terminate the Agreement on its anniversary date of signature and discontinue your engagement with the Company.

Ref. : 00-1-08-11492	No. : 102453-002

6.
You are specifically requested not to transfer to the Company any intellectual property, confidential or proprietary scientific or technical information or data or any other physical matter in any way containing, representing or embodying any of the aforegoing belonging to the Institute and/or to Yeda Research and Development Co. Ltd. (“Yeda”) including such information related to any research you perform at the Institute, solely or together with others. Moreover, you may not disclose to the Company any information with respect to the Institute’s intellectual property or proprietary information, including any inventions (whether or not patentable) and other know-how which you have arrived at, or discovered or obtained as a result of your work at the Institute, or any other intellectual property or proprietary information whatsoever of the Institute, all of which vests solely in Yeda.

7.
You may enter into the Agreement in your personal capacity only. The Agreement cannot and does not create or impose any obligations and/or liability of whatsoever kind or nature on the Institute and/or Yeda. However, all provisions in respect of Intellectual Property rights shall be dealt with by Yeda and must obtain Yeda’s approval.

8.
Please note that I have instructed Yeda to review and comment on the Intellectual property and conflict of interests issues in the Agreement only. Therefore, Yeda has no authority nor will it negotiate any other terms in the Agreements.

9.
You are not permitted to use the name of the Institute and/or Yeda in your activities in connection with the provision of the Services, whether in lectures, advertising materials or in any other way, except in indicating your academic affiliation.

Ref. : 00-1-08-11492	No. : 102453-002

10.	All provisions in the Agreement must coincide the provisions hereof, or otherwise be deemed as unauthorized and, therefore, null and void.

11.	The provisions herein shall survive the termination of your consultancy Services.

The main terms and conditions referred to in this letter do not constitute a comprehensive list of your obligations to the Institute. The entire list of obligations can be found in the IP Rules [available on my web site].

Do not hesitate to contact me should you have any questions.

Best regards,

Prof. Mudi Sheves

Vice President for Technology Transfer
The Weizmann Institute of Science

cc: Yeda Research and Development Co. Ltd.

Agreed and accepted:

Name:	Abraham Zangen
Signature:
Date:	March 29, 2009

Ref. : 00-1-08-11492	No. : 102453-002